FOR IMMEDIATE RELEASE McCORMICK REPORTS STRONG THIRD QUARTER PERFORMANCE HUNT VALLEY, Md., October 3, 2023 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the third quarter ended August 31, 2023 and reaffirmed fiscal 2023 sales and operating profit outlook. • Sales increased 6% in the third quarter from the year-ago period. In constant currency, sales also grew 6%. Both comparisons include a 1% unfavorable impact attributable to a slower economic recovery in China. • Operating income was $245 million in the third quarter compared to $235 million in the year-ago period. Adjusted operating income was $251 million, a 5% increase from $239 million in the year-ago period. • Earnings per share was $0.63 in the third quarter as compared to $0.82 in the year-ago period. Adjusted earnings per share was $0.65 compared to $0.69 in the year-ago period. • Cash flow from operations through the third quarter of 2023 was $660 million compared to $250 million in the year-ago period. • For fiscal year 2023, McCormick reaffirmed its sales and operating profit outlook and increased its adjusted earnings per share outlook. President and CEO's Remarks Brendan M. Foley, President and CEO, stated, "We drove another quarter of strong performance, reflecting sustained demand and effective execution of our growth strategies across our Consumer and Flavor Solutions segments, reinforcing the confidence that we have in our competitive advantages and differentiation. Our results reflect strong underlying business trends that were in line with our expectations across our business, notwithstanding our Consumer segment in APAC, where the pace of China's economic recovery has been slower than anticipated. We remain confident in our ability to deliver on our outlook and in the sustained trajectory of our business. "We drove 6% sales growth in the third quarter, reflecting continued effective price realization and an improvement in our underlying business volume trends. Our performance underscores the strength of our brands and categories, as well as the power of our marketing, category management, differentiated customer engagement, and new products. In our Consumer segment, sales growth in the Americas and EMEA regions was partially offset by an unfavorable China impact. In Flavor Solutions, our exceptional performance continued, we delivered our tenth consecutive quarter of constant currency double-digit sales growth. Across our broad portfolio, we are continuing to capitalize on strong demand and deliver on our growth plans.

"We drove significant improvement in our third quarter gross margin performance relative to last year. This improvement reflects the continued recovery of the cost inflation that our pricing lagged last year as well as cost savings from our CCI and GOE programs. Our focus on increasing our profit realization is driving results. "As we look ahead, we remain committed to our long-term financial algorithm and driving sustained value creation through top line growth and margin expansion. We are excited about the opportunities for future growth in both segments to advance our leadership position and differentiation. We will continue to innovate and renovate and drive industry-leading brand marketing, customer engagement and category management. We will also diligently optimize our cost structure to drive long-term profitable growth. "Importantly, we will continue to leverage the strength of our culture and the power of people to build the next generation of leaders and capabilities. This is one of our most important commitments, as our teams around the world drive our momentum and success, and I am grateful for and energized by both their ongoing contributions and the results that they are driving. Our business fundamentals remain strong, and we are confident we will continue to not only deliver strong sales growth, but also drive total shareholder return at an industry-leading pace." Third Quarter 2023 Results McCormick reported 6% sales growth in the third quarter from the year-ago period, with minimal currency impact. Constant currency sales growth reflected an 8% increase from pricing actions, partially offset by a 2% volume and mix decline attributable to the impact of a slower than expected economic recovery in China, the Kitchen Basics divestiture, the exit of the Consumer business in Russia, and the Company’s strategic decisions to discontinue low margin business. All other volume and product mix was flat to the third quarter of the prior year. Gross profit margin expanded 150 basis points versus the third quarter of last year. This expansion was driven by pricing actions and cost savings led by the Company's Comprehensive Continuous Improvement (CCI) and Global Operating Effectiveness (GOE) programs partially offset by cost inflation. Selling, general, and administrative expenses increased from the year-ago period driven by an increase in employee incentive compensation expense as well as higher distribution and brand marketing costs partially offset by CCI-led and GOE cost savings. Operating income increased to $245 million in the third quarter of 2023 compared to $235 million in the third quarter of 2022. Excluding special charges, adjusted operating income was $251 million in the third quarter of 2023 compared to $239 million in the year-ago period. In constant currency, adjusted operating income increased 5% from the year-ago period driven by the favorable impact of higher sales and gross margin expansion partially offset by higher selling, general, and administrative expenses. Earnings per share was $0.63 in the third quarter of 2023 compared to $0.82 in the year-ago period. Special charges lowered earnings per share by $0.02 in the third quarter of 2023. The net favorable impact of the gain on the sale of the Kitchen Basics business and special charges increased earnings per share by $0.13 in 2022. Excluding these impacts, adjusted earnings per share was $0.65 in the third quarter of 2023 compared to $0.69 in the year-ago period. This decrease was driven by the net impact of lapping the benefit of an optimization of the Company's debt portfolio in the third quarter of last year and the increase in income from unconsolidated operations driven by strong performance in our largest joint venture, McCormick de Mexico. Net cash provided by operating activities through the third quarter of 2023 was $660 million compared to $250 million through the third quarter of 2022. The increase was primarily driven by higher operating income and working capital improvements, including lower inventory. Fiscal Year 2023 Financial Outlook For fiscal year 2023, McCormick reaffirmed its sales and operating income outlook, despite a lower than previously expected benefit from lapping the COVID-related disruptions in China. The Company increased its adjusted earnings per share outlook, driven by the strong year-to-date and projected performance of its joint venture, McCormick de Mexico. McCormick's broad and advantaged global flavor portfolio enables the Company to meet the rising demand for flavor around the world. The Company is capitalizing on the growing consumer interests in healthy and flavorful cooking, digital engagement, valuing trusted brands, and purpose-minded practices. This, coupled with the breadth and reach of McCormick's portfolio and its proven strategies, positions the Company to sustainably continue its growth trajectory. McCormick continues to expect strong underlying business performance in 2023 driven by sales growth. The Company also expects a favorable impact to operating income from its GOE program and the lapping of the negative impact of the COVID-related disruptions in China in 2022, partially offset by the Kitchen Basics divestiture and an expected increase in employee incentive compensation expenses given the anticipated improvement in underlying business performance. In addition, the Company expects earnings per share growth will be tempered by higher interest expense and a higher projected effective tax rate compared to 2022. Excluding this interest and tax headwind, McCormick's operating performance growth is expected to be strong. The Company expects minimal impact on net sales, operating income, and earnings per share from currency rates in 2023. In 2023, McCormick expects to grow sales by 5% to 7% compared to 2022. The Company expects sales growth to be driven primarily by pricing actions which, in conjunction with cost savings, are expected to offset inflationary pressures. McCormick also expects to drive continued growth through the strength of its brands, as well as brand marketing, new products, category management, and differentiated customer engagement plans. Operating income in 2023 is expected to grow by 11% to 13% from $864 million in 2022. The Company anticipates approximately $55 million of special charges in 2023 that relate to previously announced organizational and streamlining actions. Excluding the impact of special charges and integration expenses in 2023 and 2022, adjusted operating income is expected to increase 10% to 12%. McCormick projects 2023 earnings per share to be in the range of $2.46 to $2.51, compared to $2.52 of earnings per share in 2022. The Company expects special charges to lower earnings per share by $0.16 in 2023. Excluding special charges, the Company projects 2023 adjusted earnings per share to be in the range of $2.62 to $2.67, as compared to previously reported guidance of $2.60 to $2.65 and adjusted earnings per share of $2.53 in 2022. The increase from previous guidance reflects an updated expectation of the contribution from the Company's joint venture, McCormick de Mexico. The year- over-year expected increase of 4% to 6% reflects strong operating performance, partially offset by an 8% headwind from higher interest expense due to the higher interest-rate environment and lapping the impact of an optimization of the Company’s debt portfolio last year, as well as a 1% headwind from an anticipated increase in the Company's projected adjusted effective tax rate. For fiscal 2023, the Company expects strong cash flow driven by profit and working capital initiatives and anticipates returning a significant portion of cash flow to shareholders through dividends. Business Segment Results Consumer Segment (in millions) Three months ended Nine months ended 8/31/2023 8/31/2022 8/31/2023 8/31/2022 Net sales $ 937.1 $ 927.9 $ 2,758.7 $ 2,720.1 Operating income, excluding special charges 173.3 183.7 500.3 475.5 Consumer segment sales increased 1% from the third quarter of 2022, with minimal currency impact, reflecting a 5% increase from pricing actions partially offset by lower volume of 4%. The lower volume includes a 2% decline attributable to slower than expected recovery in the China Consumer business as well as a 2% decline attributable to the Kitchen Basics divestiture, the exit of the Consumer business in Russia and the Company’s strategic decisions to discontinue low margin business. • Consumer sales in the Americas increased 1% from the third quarter of 2023, or 2% in constant currency. The increase was driven by pricing actions partially offset by lower volume and product mix, including a 2% decline related to the Kitchen Basics divestiture and the discontinuation of business to drive margin improvement. • Consumer sales in Europe, Middle East and Africa (EMEA) increased 15% compared to the year-ago period. In constant currency, sales grew 10% driven by pricing actions partially offset by lower volume and product mix. The sales increase included a 2% unfavorable impact from the exit of the Consumer business in Russia. • Consumer sales in the Asia-Pacific region (APAC) decreased 16% compared to the year-ago period. In constant currency, sales declined 11% with a 15% volume decline partially offset by a 4% increase from pricing actions. The volume decline was driven by a 15% unfavorable impact from China due primarily to lower consumption in the current period related to a slower than anticipated economic recovery as well as lapping strong demand in the prior year. Consumer segment operating income, excluding special charges, decreased 6% in the third quarter of 2023 compared to the year-ago period. In constant currency, operating income decreased 5%. Pricing actions and cost savings were more than offset by lower volume, attributable primarily to China, higher inflation, distribution and brand marketing costs as well as an increase in employee incentive compensation.

Flavor Solutions Segment (in millions) Three months ended Nine months ended 8/31/2023 8/31/2022 8/31/2023 8/31/2022 Net sales $ 747.6 $ 667.7 $ 2,150.7 $ 1,934.7 Operating income, excluding special charges, transaction and integration expenses 77.8 54.9 212.6 164.0 Flavor Solutions segment sales increased 12% from the third quarter of 2022. In constant currency, sales increased 11% reflecting a 10% increase from pricing actions and 1% from volume. Volume growth was partially impacted by the Company’s strategic decisions to discontinue low margin business. Flavor Solutions segment sales growth was strong across all regions. • In the Americas, Flavor Solutions sales rose 11% compared to the third quarter of 2022. In constant currency, sales increased 10%, reflecting a 9% increase from pricing actions and 1% growth in volume and product mix. • The EMEA region's Flavor Solutions sales grew 17% compared to the third quarter of 2022. In constant currency, sales increased 15% with pricing actions partially offset by lower volume and product mix. Included in this increase is a 1% decline related to the pruning of low margin business. • The APAC region's Flavor Solutions sales increased 7% compared to the third quarter of 2022. In constant currency, 13% sales growth reflects a 7% increase from pricing actions and 6% growth in volume and product mix. Flavor Solutions segment operating income, excluding special charges, grew 42% in the third quarter of 2023 compared to the year-ago period, or 41% in constant currency. Pricing actions, higher volume, and cost savings more than offset the impact of higher cost inflation and higher distribution costs as well as an increase in employee incentive compensation. Non-GAAP Financial Measures The tables below include financial measures of adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share. These represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. These financial measures exclude the impact, as applicable, of the following: Special charges – In our consolidated income statement, we include a separate line item captioned “Special charges” in arriving at our consolidated operating income. Special charges consist of expenses and income associated with certain actions undertaken by the Company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee. Expenses associated with the approved actions are classified as special charges upon recognition and monitored on an on-going basis through completion.

Transaction and integration expenses – We exclude certain costs associated with our acquisitions and their subsequent integration into the Company. Such costs, which we refer to as “Transaction and integration expenses”, include transaction costs associated with each acquisition, as well as integration costs following the respective acquisition, including the impact of the acquisition date fair value adjustment for inventories. Gain on sale of Kitchen Basics - We exclude the gain realized upon our sale of the Kitchen Basics business in August 2022. As more fully described in note 17 in our Annual Report on Form 10-K for the year ended November 30, 2022, the pre-tax gain associated with the sale was $49.6 million and is included in Other income, net in our consolidated income statement for the year ended November 30, 2022. We believe that these non-GAAP financial measures are important. The exclusion of the items noted above provides additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends. These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended		Nine Months Ended	
	8/31/2023	8/31/2022	**8/31/2023**	8/31/2022
Operating income	**$ 245.0**	$ 235.2	**$ 665.8**	$ 599.3
Impact of transaction and integration expenses	**—**	—	**—**	2.2
Impact of special charges (1)	**6.1**	3.4	**47.1**	38.0
Adjusted operating income	**$ 251.1**	$ 238.6	**$ 712.9**	$ 639.5
% increase versus year-ago period	**5.2 %**		**11.5 %**	
Adjusted operating income margin (2)	**14.9 %**	15.0 %	**14.5 %**	13.7 %
Income tax expense	**$ 42.7**	$ 59.3	**$ 117.4**	$ 115.4
Impact of transaction and integration expenses	**—**	—	**—**	0.6
Impact of special charges (1)	**1.3**	0.7	**11.0**	10.7
Impact of sale of Kitchen Basics	**—**	(11.6)	**—**	(11.6)
Adjusted income tax expense	**$ 44.0**	$ 48.4	**$ 128.4**	$ 115.1
Adjusted income tax rate (3)	**21.4 %**	21.2 %	**21.8 %**	20.0 %
Net income	**$ 170.1**	$ 222.9	**$ 461.3**	$ 496.3
Impact of transaction and integration expenses	**—**	—	**—**	1.6
Impact of special charges (1)	**4.8**	2.7	**36.1**	27.3
Impact of after-tax gain on sale of Kitchen Basics	**—**	(38.0)	**—**	(38.0)
Adjusted net income	**$ 174.9**	$ 187.6	**$ 497.4**	$ 487.2
% increase (decrease) versus year-ago period	**(6.8)%**		**2.1 %**	
Earnings per share - diluted	**$ 0.63**	$ 0.82	**$ 1.71**	$ 1.83
Impact of transaction and integration expenses	**—**	—	**—**	0.01
Impact of special charges (1)	**0.02**	0.01	**0.13**	0.10
Impact of after-tax gain on sale of Kitchen Basics	**—**	(0.14)	**—**	(0.14)
Adjusted earnings per share - diluted	**$ 0.65**	$ 0.69	**$ 1.84**	$ 1.80
% increase (decrease) versus year-ago period	**(5.8) %**		**2.2 %**	

(1) Special charges for the nine months ended August 31, 2022 include a $10.0 million non-cash intangible asset impairment charge associated with our exit of our business operations in Russia. We exited our Kohinoor rice product line in India in the fourth quarter of fiscal 2021. Special charges for the nine months ended August 31, 2022 include a $13.6 million gain associated with the sale of the Kohinoor brand name.

(2) Adjusted operating income margin is calculated as adjusted operating income as a percentage of net sales for each period presented.

(3) Adjusted income tax rate is calculated as adjusted income tax expense as a percentage of income from consolidated operations before income taxes excluding transaction and integration expenses and special charges of $205.5 million and $588.1 million for the three and nine months ended August 31, 2023, respectively: and $228.5 million and $575.1 million for the three and nine months ended August 31, 2022, respectively.

Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed "on a constant currency basis", is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results). Percentage changes in sales and adjusted operating income expressed on a constant currency basis are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the comparative year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the comparative year. Rates of constant currency growth (decline) follow: Three Months Ended August 31, 2023 Percentage Change as Reported Impact of Foreign Currency Exchange Percentage Change on Constant Currency Basis Net sales Consumer Segment Americas 1.4% (0.3)% 1.7% EMEA 14.9% 4.5% 10.4% APAC (15.8)% (5.3)% (10.5)% Total Consumer segment 1.0% (0.3)% 1.3% Flavor Solutions Segment Americas 11.3% 1.2% 10.1% EMEA 16.7% 1.6% 15.1% APAC 7.4% (5.6)% 13.0% Total Flavor Solutions segment 12.0% 0.6% 11.4% Total net sales 5.6% 0.1% 5.5% Adjusted operating income Consumer segment (5.7)% (0.5)% (5.2)% Flavor Solutions segment 41.7% 0.9% 40.8% Total adjusted operating income 5.2% (0.2)% 5.4%

Nine Months Ended August 31, 2023 Percentage Change as Reported Impact of Foreign Currency Exchange Percentage Change on Constant Currency Basis Net sales Consumer Segment Americas 2.5% (0.5)% 3.0% EMEA 3.3% (2.0)% 5.3% APAC (7.0)% (6.8)% (0.2)% Total Consumer segment 1.4% (1.5)% 2.9% Flavor Solutions Segment Americas 12.0% 0.9% 11.1% EMEA 10.9% (4.6)% 15.5% APAC 6.4% (6.6)% 13.0% Total Flavor Solutions segment 11.2% (1.0)% 12.2% Total net sales 5.5% (1.3)% 6.8% Adjusted operating income Consumer segment 5.2% (1.4)% 6.6% Flavor Solutions segment 29.6% 0.3% 29.3% Total adjusted operating income 11.5% (1.0)% 12.5% To present "constant currency" information for the fiscal year 2023 projection, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's budgeted exchange rates for 2023 and are compared to the 2022 results, translated into U.S. dollars using the same 2023 budgeted exchange rates, rather than at the average actual exchange rates in effect during fiscal year 2022. To estimate the percentage change in adjusted earnings per share on a constant currency basis, a similar calculation is performed to arrive at adjusted net income divided by historical shares outstanding for fiscal year 2022 or projected shares outstanding for fiscal year 2023, as appropriate. The following provides a reconciliation of our estimated earnings per share to adjusted earnings per share for 2023 and actual results for 2022: Year Ended 2023 Projection 11/30/22 Earnings per share - diluted $2.46 to $2.51 $ 2.52 Impact of transaction and integration expenses — 0.01 Impact of special charges 0.16 0.14 Impact of after-tax gain on sale of Kitchen Basics — (0.14) Adjusted earnings per share - diluted $2.62 to $2.67 $ 2.53 Live Webcast As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address. Forward-Looking Information Certain information contained in this release, including statements concerning expected performance, such as those relating to net sales, gross margin, earnings, cost savings, special charges, acquisitions, brand marketing support, volume and product mix, income tax expense and the impact of foreign currency rates are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” “intend,” “believe” and “plan” and similar expressions. These statements may relate to: the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of COVID-19; the expected results of operations of businesses acquired by the company; the expected impact of the inflationary cost environment, including commodity, packaging materials and transportation costs on our business; the expected impact of pricing actions on the company's results of operations and gross margins; the impact of price elasticity on our sales volume and mix; the expected impact of factors affecting our supply chain, including transportation capacity, labor shortages, and absenteeism; the expected impact of productivity improvements, including those associated with our CCI program, streamlining actions, including our GOE program, and global enablement initiative; the impact of the ongoing conflict between Russia and Ukraine, including the potential for broader economic disruption; expected working capital improvements; expectations regarding growth potential in various geographies and markets, including the impact from customer, channel, category, and e-commerce expansion; expected trends in net sales and earnings performance and other financial measures; the expected timing and costs of implementing our business transformation initiative, which includes the implementation of a global enterprise resource planning (ERP) system; the expected impact of accounting pronouncements; the expectations of pension and postretirement plan contributions and anticipated charges associated with those plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing; the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt, working capital needs, planned capital expenditures, as well as quarterly dividends and the ability to obtain additional short- and long-term financing or issue additional debt securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization. These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: the company's ability to drive revenue growth; the success of our brand marketing, new products, category management and customer engagement plans; the company's ability to increase pricing to offset, or partially offset, inflationary pressures on the cost of our products; damage to the company's reputation or brand name; loss of brand relevance; increased private label use; the company's ability to drive productivity improvements, including those related to our CCI program and streamlining actions, including our GOE program; product quality, labeling, or safety concerns; negative publicity about our products; actions by, and the financial condition of, competitors and customers; the longevity of mutually beneficial relationships with our large customers; the ability to identify, interpret and react to changes in consumer preference and demand; business interruptions due to natural disasters, unexpected events or public health crises, including COVID-19; issues affecting the company's supply chain and procurement of raw materials, including fluctuations in the cost and availability of raw and packaging materials; labor shortage, turnover and labor cost increases; the impact of the ongoing conflict between Russia and Ukraine, including the potential for broader economic disruption; government regulation, and changes in legal and regulatory requirements and enforcement practices; the lack of successful acquisition and integration of new businesses; global economic and financial conditions generally, including stability of financial institutions, availability of financing, interest and inflation rates, and the imposition of tariffs, quotas, trade barriers and other similar restrictions; foreign currency fluctuations; the effects of increased level of debt service following the Cholula and FONA acquisitions as well as the effects that such increased debt service may have on the company's ability to borrow or the cost of any such additional borrowing, our credit rating, and our ability to react to certain economic and industry conditions; risks associated with the phase-out of LIBOR; impairments of indefinite-lived intangible assets; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; the stability of credit and capital markets; risks associated with the company's information technology systems, including the threat of data breaches and cyber- attacks; the company's ability to successfully implement our business transformation initiative; fundamental changes in tax laws; including interpretations and assumptions we have made, and guidance that may be issued, and volatility in our effective tax rate; climate change; Environmental, Social and Governance (ESG) matters; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; and other risks described in the company's filings with the Securities and Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. About McCormick McCormick & Company, Incorporated is a global leader in flavor. With over $6 billion in annual sales across 170 countries and territories, we manufacture, market and distribute spices, seasoning mixes, condiments and other flavorful products to the entire food industry including e-commerce channels, grocery, food manufacturers and foodservice businesses. Our most popular brands with trademark registrations include McCormick, French’s, Frank’s RedHot, Stubb’s, OLD BAY, Lawry’s, Zatarain’s, Ducros, Vahiné, Cholula, Schwartz, Kamis, DaQiao, Club House, Aeroplane and Gourmet Garden. Every day, no matter where or what you eat or drink, you can enjoy food flavored by McCormick. Founded in 1889 and headquartered in Hunt Valley, Maryland USA, McCormick is guided by our principles and committed to our Purpose – To Stand Together for the Future of Flavor. McCormick envisions A World United by Flavor where healthy, sustainable and delicious go hand in hand. To learn more, visit www.mccormickcorporation.com or follow McCormick & Company on Twitter, Instagram and LinkedIn.

# # # For information contact: Investor Relations: Faten Freiha - faten_freiha@mccormick.com Global Communications: Lori Robinson - lori_robinson@mccormick.com (Financial tables follow)

Third Quarter Report McCormick & Company, Incorporated Consolidated Income Statement (Unaudited) (In millions except per-share data) Three months ended Nine months ended August 31, 2023 August 31, 2022 August 31, 2023 August 31, 2022 Net sales $ 1,684.7 $ 1,595.6 $ 4,909.4 $ 4,654.8 Cost of goods sold 1,061.9 1,028.9 3,108.2 3,004.7 Gross profit 622.8 566.7 1,801.2 1,650.1 Gross profit margin 37.0% 35.5% 36.7% 35.4 % Selling, general and administrative expense 371.7 328.1 1,088.3 1,010.6 Transaction and integration expenses — — — 2.2 Special charges 6.1 3.4 47.1 38.0 Operating income 245.0 235.2 665.8 599.3 Interest expense 52.7 37.9 155.5 104.7 Other income, net 7.1 77.4 30.7 89.9 Income from consolidated operations before income taxes 199.4 274.7 541.0 584.5 Income tax expense 42.7 59.3 117.4 115.4 Net income from consolidated operations 156.7 215.4 423.6 469.1 Income from unconsolidated operations 13.4 7.5 37.7 27.2 Net income $ 170.1 $ 222.9 $ 461.3 $ 496.3 Earnings per share - basic $ 0.63 $ 0.83 $ 1.72 $ 1.85 Earnings per share - diluted $ 0.63 $ 0.82 $ 1.71 $ 1.83 Average shares outstanding - basic 268.4 268.3 268.4 $ 268.1 Average shares outstanding - diluted 270.1 270.2 269.8 270.4

Third Quarter Report McCormick & Company, Incorporated Consolidated Balance Sheet (Unaudited) (In millions) August 31, 2023 November 30, 2022 Assets Cash and cash equivalents $ 154.7 $ 334.0 Trade accounts receivable, net 624.5 573.7 Inventories 1,225.5 1,340.1 Prepaid expenses and other current assets 122.8 138.9 Total current assets 2,127.5 2,386.7 Property, plant and equipment, net 1,285.7 1,198.0 Goodwill 5,252.4 5,212.9 Intangible assets, net 3,364.4 3,387.9 Investments and other assets 960.1 939.4 Total assets $ 12,990.1 $ 13,124.9 Liabilities Short-term borrowings and current portion of long-term debt $ 1,391.8 $ 1,507.3 Trade accounts payable 1,099.9 1,171.0 Other accrued liabilities 679.3 754.1 Total current liabilities 3,171.0 3,432.4 Long-term debt 3,385.3 3,642.3 Deferred taxes 864.5 866.3 Other long-term liabilities 499.2 484.7 Total liabilities 7,920.0 8,425.7 Shareholders’ equity Common stock 2,191.5 2,138.6 Retained earnings 3,251.7 3,022.5 Accumulated other comprehensive loss (393.9) (480.6) Total McCormick shareholders' equity 5,049.3 4,680.5 Non-controlling interests 20.8 18.7 Total shareholders’ equity 5,070.1 4,699.2 Total liabilities and shareholders’ equity $ 12,990.1 $ 13,124.9

Third Quarter Report McCormick & Company, Incorporated Consolidated Cash Flow Statement (Unaudited) (In millions) Nine Months Ended August 31, 2023 August 31, 2022 Operating activities Net income $ 461.3 $ 496.3 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 150.4 148.2 Stock-based compensation 51.1 49.1 Gain on sale of intangible asset — (13.6) Gain on sale of a business — (49.6) Asset impairment charge — 10.0 Income from unconsolidated operations (37.7) (27.2) Changes in operating assets and liabilities (net of business disposed) Trade accounts receivable (22.9) (43.6) Inventories 139.7 (238.5) Trade accounts payable (90.4) 100.8 Other assets and liabilities (41.9) (209.6) Dividends from unconsolidated affiliates 50.5 27.8 Net cash flow provided by operating activities 660.1 250.1 Investing activities Proceeds from sale of a business — 95.2 Proceeds from sale of intangible asset — 13.6 Capital expenditures (including software) (187.2) (166.8) Other investing activities 2.4 2.5 Net cash flow used in investing activities (184.8) (55.5) Financing activities Short-term borrowings, net (850.0) 898.1 Long-term debt borrowings 496.4 — Payment of debt issuance costs (1.1) — Long-term debt repayments (12.7) (768.7) Proceeds from exercised stock options 15.9 39.9 Taxes withheld and paid on employee stock awards (10.8) (19.4) Common stock acquired by purchase (26.7) (26.1) Dividends paid (313.8) (297.5) Other financing activities 1.6 — Net cash flow used in financing activities (701.2) (173.7) Effect of exchange rate changes on cash and cash equivalents 46.6 (28.7) Decrease in cash and cash equivalents (179.3) (7.8) Cash and cash equivalents at beginning of period 334.0 351.7 Cash and cash equivalents at end of period $ 154.7 $ 343.9